EVANSTON CAPITAL MANAGEMENT, LLC

CODE OF ETHICS
This Code of Ethics is given to all “Supervised Persons” of Evanston Capital Management, LLC and its subsidiaries (collectively, “Evanston”).  Additionally, “Access Persons” are generally required to file various written reports with Evanston, detailing certain personal security holdings and security transactions and general compliance with this Code of Ethics.  Subject to certain limited exceptions in this Code of Ethics, all of Evanston’s “Access Persons” must pre-clear “Reportable Securities” trades prior to execution.  Evanston is registered as an investment adviser with the Securities and Exchange Commission (“SEC”).
March 17, 2017

EVANSTON CAPITAL MANAGEMENT, LLC

CODE OF ETHICS
1.                   Purposes
Evanston Capital Management, LLC and its subsidiaries1 (collectively, “Evanston”) have adopted this Code of Ethics in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The Code of Ethics provides policies and procedures consistent with the Advisers Act and Rule 204A-1 to seek to prevent certain Evanston-affiliated persons from engaging in any conduct prohibited by Rule 204A-1 or from breaching any other applicable Federal Securities Laws, such as:
•
Engaging in any act, practice, or course of business that would operate as a fraud or deceit upon Evanston, any Evanston client, or any portfolio manager or investment fund (a “Portfolio Manager”) with which any Evanston client, including investment funds advised by Evanston (the “Funds”) is invested or is considering investing; or

•	Engaging in any manipulative practice involving Evanston, the Funds, or a Portfolio Manager.
2.                   Definitions
(a)	“Access Person” means any Supervised Person of Evanston:
(i)	who has access to nonpublic information regarding any client’s purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund;
(ii)	who is involved in making Securities recommendations to clients, or who has access to such recommendations that are nonpublic; or
(iii)	who is involved in Evanston’s day-to-day operations.
All of Evanston’s directors, managers, officers, and other employees are presumed to be Access Persons so long as Evanston’s primary business is providing investment advice.  However, “Non-Evanston Managers” (as defined below) will not be deemed to be

1 Evanston Capital GP, LLC (“ECGP”), a Delaware limited liability company, was formed on October 24, 2014 as a wholly owned subsidiary of Evanston to serve as Poetic License Partners, LP’s general partner effective January 1, 2015.  ECGP delegates the investment advisory function to Evanston and therefore ECGP relies on Evanston’s registration as an investment adviser with the SEC.  While this Code of Ethics will apply to ECGP, ECGP currently does not have, nor does it expect to have, any employees.

“Access Persons” because they have no investment authority over Evanston clients and no involvement in Evanston’s day-to-day operations.
(b)	“Advisers Act” has the meaning given in Section 1.
(c)
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

(d)
“Beneficial ownership” will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person has beneficial ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.  (See Appendix A.)

(e)
“Board of Managers” means Adam B. Blitz, David L. Wagner, two representatives of TA Associates, Inc. (“TA”), one member that is independent of TA and Evanston, and any other person that is elected to serve as a manager on Evanston’s Board of Managers.

(f)
“Chief Compliance Officer” or “CCO” means Melanie Lorenzo.  However, Scott Zimmerman or his delegate will perform all duties under this Code of Ethics when it involves the CCO.  The CCO may delegate certain of her responsibilities set forth in this Code of Ethics and the Appendices to Evanston’s General Counsel (“General Counsel”) or other appropriate Evanston personnel.  However,  the CCO will not abdicate her duties as Evanston’s CCO at any time.

(g)
“Control,” unless otherwise indicated, means the power to exercise a controlling influence over a company’s management or policies, unless such power is solely the result of holding an official position with such company.

(h)	“Evanston” has the meaning given in Section 1.
(i)
“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Company Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, each as it may be amended, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(j)	“Fund” has the meaning given in Section 1.
(k)
“Initial Public Offering” means an offering of Securities registered under the 1933 Act, where the Securities’ issuer was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act immediately before the registration.

(l)	“Limited Offering” means a Securities offering that is exempt from registration under sections 4(a)(2) or 4(a)(5) of the 1933 Act, or pursuant to Rules 504, 505 or 506 under the 1933 Act.
(m)	“Non-Evanston Managers” means each member of the Board of Managers except David L. Wagner, Adam B. Blitz, and any other Evanston officer or employee that is elected to serve on the Board of Managers.
(n)	“Portfolio Manager” has the meaning given in Section 1.
(o)	“Purchase or sale of a Security” includes, among other things, the purchase or writing (sale) of an option to purchase or sell a Security.
(p)	“Reportable Fund” means
(i)
Any investment company registered under the Company Act  (“RIC”) for which Evanston serves as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the Company Act  (i.e., Evanston has been approved by the RIC’s board of directors to serve in such capacity); or

(ii)
Any investment company registered under the Company Act, whose investment adviser or principal underwriter controls Evanston, is controlled by Evanston, or is under common control with Evanston.  For purposes of this Section 2(p)(ii), control has the same meaning as it does in Section 2(a)(9) of the Company Act.

(q)	“Reportable Security” will have the meaning given to the term “Security” in Section 202(a)(18) of the Advisers Act, except that it will not include:
(i)	direct obligations of the Government of the United States;
(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)	shares issued by money market funds;
(iv)	shares issued by open-end funds other than Reportable Funds or exchange traded funds; and
(v)	shares issued by unit investment trusts, other than exchange traded funds, that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.
(r)
“Security” means any note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Please note that under this definition, “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).  The following are not Securities: commodities, commodity futures and options thereon, and commodity options traded on a commodities exchange, including currency futures.  Although futures on a single security and on a “narrow-based security index” as defined in the Exchange Act, Section 3(a)(55)(B) are securities, futures on a broad-based security index are not.
(s)
“Supervised Person” means any Evanston member, officer, director (or other person occupying a similar status or performing similar functions), or employee, or other person who provides investment advice on Evanston’s behalf and is subject to Evanston’s supervision and control.

3.                   General Principles
Evanston recognizes that it owes a fiduciary duty to its clients.  Consistent with those duties, no Supervised Person will (a) place his or her personal interests ahead of those of any Evanston client, (b) conduct his or her personal Reportable Security transactions in a manner that is inconsistent with this Code of Ethics or that creates an actual or potential conflict of interest or abuses his or her position of trust and responsibility, (c) take inappropriate advantage of his or her position with Evanston, (d) execute transactions in an issuer’s Securities, where the Supervised Person has actual knowledge that a Portfolio Manager is contemplating or in the process of executing a transaction in those Securities; or (e) otherwise breach any applicable Federal Securities Laws, including those relating to insider trading.
4.                   Prohibited Purchases and Sales
(a)
No Access Person will purchase or sell, directly or indirectly, any Reportable Security where the Access Person has, or will acquire through the purchase or sale, direct or indirect beneficial ownership, and which he or she knows or should have known at the time of such purchase or sale is being considered for purchase or sale by any Evanston client.  A Reportable Security is “being considered for purchase or sale by Evanston” if an Evanston investment professional intends to purchase or sell, or there is a pending purchase or sale, of that Reportable Security.  However, Access Persons will be permitted to purchase or sell a Reportable Security “being considered for purchase or sale” if the proposed transaction, in the CCO’s judgment, will not: (i) adversely affect any Evanston client, (ii) position the Access Person to profit from a trade made or position held by any such client, or (iii) violate the general principles set forth in Section 3.

(b)	No Access Person will purchase or acquire Securities in an Initial Public Offering or in a Limited Offering before obtaining the CCO’s written approval.
Approval will be granted only if the CCO determines that (1) the purchase is not one which should be reserved for Evanston clients and (2) the opportunity to purchase the Security was not offered to the Access Person because of his or her position with Evanston.  However, Access Persons may acquire securities in a Fund’s Limited Offering with the CCO’s prior written consent.
(c)	Evanston will maintain copies of any written approvals that are granted in accordance with Section 15(b).
5.                   Pre-Clearance of Personal Reportable Security Transactions
(a)
No Access Person will purchase or sell, directly or indirectly, any Reportable Security where the Access Person has, or will acquire through purchase or sale, direct or indirect beneficial ownership until the CCO has reviewed and approved (“pre-cleared”) the proposed purchase or sale. However, transactions in Reportable Securities that Evanston (to any Access Person’s knowledge) reasonably would not consider purchasing or selling at that time for any client or Fund (based on the investment objectives and policies of Evanston’s clients and Funds) are excluded.

(i)
Access Persons will pre-clear Reportable Securities by logging on to Schwab Compliance Technologies and providing, among other things, the transaction type  (buy or sell), security type, share price and/or number of shares or ownership interest, and whether the transaction is an initial public offering on Evanston’s personal securities transactions pre-clearance form.

(ii)	Access Persons will also certify that the proposed Reportable Securities transaction was based on their own research and not on any information obtained or received from a Portfolio Manager.
(b)	The CCO will grant a pre-clearance request to purchase or sell a Reportable Security if she determines that the proposed transaction does not involve a violation of Section 4(a).
(c)
A pre-clearance authorization to purchase or sell a Reportable Security will be valid for a period of five (5) business days, so long as the information on the Access Person’s pre-clearance request is accurate during this period.  If the purchase or sale is not completed within the five (5) business day period, the Access Person must pre-clear the proposed transaction again.

(d)
The CCO will maintain records of all pre-cleared personal Reportable Security transactions.  Those records will list the Access Person’s name, the indicated intent to purchase or sell, the name and amount of the Reportable Security involved in the transaction, and the pre-clearance authorization date.

6.                   Exempted Transactions
The prohibitions of Section 4(a) and the pre-clearance requirements of Section 5 of this Code of Ethics will not apply to:
(a)	Purchases or sales of Securities held in any account over which the individual has no direct or indirect influence or control.
(b)	Purchases or sales which are nonvolitional.
(c)	Purchases which are part of an Automatic Investment Plan.
(d)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

7.                   Prohibited and Required Disclosures
(a)	No Access Person will:
(i)
Reveal to any other person (except in the normal course of duties on Evanston’s behalf) any information regarding Evanston’s consideration of or actual Securities transactions.  No Access Person will reveal to any Non-Evanston Manager deemed not to be an Access Person any material information regarding Fund transactions, unless previously disclosed to Evanston clients or Fund investors (Fund marketing material provided as due diligence to Fund prospects, investors, and intermediaries will not be deemed to be material information).  A Non-Evanston Manager that invests in a Fund also will receive information about this Fund’s purchase or sale of Securities that Evanston provides to all Fund investors contemporaneously.

(ii)
Recommend any Securities transaction by any Evanston client without having disclosed his or her interest, if any, in such Securities, its issuer or its affiliates, including without limitation (i) his or her direct or indirect beneficial ownership, (ii) any contemplated transaction by such person in such Securities, (iii) any position with such issuer or its affiliates and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has significant interest, on the other.

(b)	If an Access Person serves as a director or on an advisory board of a company, and an Evanston client plans to purchase or sell the Securities of this company,

this Access Person will disclose this information to the CCO and have the CCO review and pre-clear the transaction.

(c)
Access Persons who invest personal funds with a Portfolio Manager may not obtain any more favorable treatment for their investment than is made available to Evanston’s clients.  However:  (1)  waiving the minimum investment amount will not be considered favorable treatment for these purposes; and (2) an Access Person’s personal investments on terms more favorable than those an Evanston client received will not be deemed to violate this Code of Ethics if the personal investments were made or committed to before September 30, 2002, or for any Non-Evanston Manager deemed to be an Access Person, before the date he or she became a member of Evanston’s Board of Managers.

(d)
Each Access Person will disclose to the CCO (i) any investment made with or in a Portfolio Manager that an Evanston client (including any Fund) is considering for investment (including additional investment), and (ii) any investment that, to his or her knowledge, any Portfolio Fund has made in any Fund.

8.                   Reporting
(a)	Every Access Person will submit the following reports to the CCO by logging on to Schwab Compliance Technologies and completing the applicable electronic form (unless excepted by Section 8(b)):
(i)
Initial Holdings Reports.  No later than ten (10) calendar days after becoming an Access Person, the following information (the information will be current as of a date no more than forty-five (45) calendar days before the person became an Access Person):

(A)
The title and type of security, number of shares or ownership interest or principal amount, and the exchange ticker symbol or CUSIP number, of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person (including any Reportable Security held in physical form);

(B)
The name, account number, and the name and telephone number of the contact person (if any) of any broker, dealer, bank or other financial institution where the Access Person maintains a Securities account (note that this section of the report is not limited to Reportable Securities) for his or her direct or indirect benefit as of the date the person became an Access Person;

(C)	Brokerage and/or account information for each account holding Reportable Securities (or copies of physical certificates, as available, if Reportable Securities are not held in any account);

(D)	A certification by Access Persons that do not hold any Reportable Securities or that hold Reportable Securities in a managed account; and
(E)	The date that the Access Person submitted the report.
(ii)	Quarterly Transaction Reports. No later than thirty (30) calendar days after each calendar quarter-end, the following information:
(A)	For any Reportable Securities transaction made during the quarter in which the Access Person had any direct or indirect beneficial ownership:
(1)
The transaction date, the title, and the exchange ticker symbol or CUSIP number, the number of shares or ownership interest, the interest rate and maturity date, and the principal amount (as applicable), of each Reportable Security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(3)	The price of the Reportable Security at which the transaction was effected;
(4)	The name of the broker, dealer, bank or other financial institution that effected the transaction; and
(5)	The date that the Access Person submitted the report.
(B)	For any account opened by an Access Person that held any Reportable Security during the quarter for the Access Person’s direct or indirect benefit:
(1)	The name of the broker, dealer, bank or other financial institution where the account is held; and
(2)	The date that the Access Person submitted the report.
(C)	A certification by Access Persons addressing whether or not they provided or received gifts and/or entertainment during the calendar quarter;
(D)
A certification by Access Persons confirming that they will report participation in any outside business activity that may conflict with their duties to Evanston, and addressing whether they engaged in any such activity during the calendar quarter that was not previously reported to the CCO; and

(E)	A certification by Access Persons confirming whether or not they have managed accounts, and, as applicable, information concerning these managed accounts.
(iii)
Annual Holdings Reports.  Annually, by February 14 of each year, the following information (which information will be current as of a date no more than forty-five (45) calendar days before the report is submitted):

(A)
The title and type of security, number of shares or ownership interest or principal amount, and the exchange ticker symbol or CUSIP number, of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;

(B)
The name and account number of any broker, dealer, bank or other financial institution where the Access Person maintains a Securities account (note that this section of the report is not limited to Reportable Securities)for his or her direct or indirect benefit;

(C)	Brokerage and/or account information for each account holding Reportable Securities (or copies of physical certificates, as available, if Reportable Securities are not held in any account);
(D)	A certification by Access Persons that do not hold any Reportable Securities or that hold Reportable Securities in a managed account; and
(E)	The date that the Access Person submitted the report.
(b)
An Access Person will not be required to (i) make a report for any Reportable Securities or other transactions held in an account over which he or she does not have any direct or indirect influence or control, (ii) make a quarterly transaction report for transactions made through an Automatic Investment Plan, or (iii) make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account information that Evanston receives no later than 30 days after the applicable calendar quarter-end.

(c)	Evanston’s General Counsel and CCO will institute procedures to review the reports required by Section 8(a).
(d)	Evanston’s General Counsel or CCO will identify all Access Persons who are required to make the reports required by Section 8(a) and will inform those Access Persons of their reporting obligation.
(e)	Any report required by Section 8(a) may contain a statement that the report will not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Reportable Security to which the report relates.

(f)
Supervised Persons will report any violations of this Code of Ethics promptly to the CCO or to Scott Zimmerman, who will inform the CCO of any violation reported (unless the CCO committed the violation).

9.                   Policies and Procedures to Detect and Prevent Insider Trading
“Insider trading” is a crime.  From time to time, Evanston might receive “inside information” from  a Portfolio Manager.  Evanston vigorously enforces procedures to prevent any “insider trading” violation. Evanston has established written Policies and Procedures to Detect and Prevent Insider Trading, as required under the Advisers Act; please see Appendix B.  Evanston maintains a record of Reportable Securities trades by Access Persons so that it can supervise and detect possible violations of the prohibition on insider trading.
10.                Gifts and Entertainment
A.
Gifts and Entertainment Policy.  Employees may generally give and receive gifts and entertainment in the normal course of Evanston’s business activities, so long as such gifts and entertainment are not lavish or excessive, do not give the appearance of being designed to influence the recipient, and abide by Evanston’s policies and procedures as set forth below.  Evanston developed these policies and procedures in consideration of the risks that Evanston employees would be improperly influenced by excessive gifts or entertainment, as well as the risk that Evanston employees would try to use gifts or entertainment to exert improper influence on another individual or entity in connection with Evanston’s business activities.

1.
Employees’ Receipt of Entertainment – Employees may attend business meals, sporting events and other entertainment events at the giver’s expense, so long as the entertainment is not lavish or extravagant.  Evanston employees are required to obtain pre-clearance from  the CCO (or if the CCO is receiving the entertainment, from the General Counsel) for any entertainment in excess of $250 per attendee, and the CCO will reflect this information in Evanston’s gifts and entertainment log.  Evanston employees are not required to obtain pre-clearance (or report) for any entertainment that is not in excess of $250 per attendee.  If an Evanston employee can’t obtain pre-clearance before an entertainment event that exceeds $250 per attendee, the Evanston employee must report such entertainment event as soon as possible to the CCO, and the CCO will determine appropriate measures on a case by case basis, which may include requiring such employee to make a donation in an amount that is estimated to be approximately equal to such employee’s portion of the entertainment received in excess of $250.

2.
Employees’ Receipt of Gifts – Except as set forth in Section 10(B) below, employees must report any gift received to the CCO, and the CCO will reflect this information in Evanston’s gifts and entertainment log.  Moreover, employees will be required to obtain pre-clearance from the CCO (if the recipient is the CCO, from the

General Counsel, and if the recipient is the CCO and the General Counsel, from the  President and Chief Operating Officer) before accepting any gift over $250 (either one single gift, or in the aggregate on a calendar year basis).  If an Evanston employee cannot obtain pre-clearance before accepting any gift over $250 (either one single gift, or in the aggregate on a calendar year basis), such Evanston employee must report the gift(s) to the CCO as soon as possible, and the CCO will determine appropriate measures on a case by case basis, which may include requiring such employee to make a donation in an amount that is estimated to be approximately equal to that of the gift(s) such employee received in excess of $250.

3.
Evanston’s Gifts and Entertainment Giving Policy – Evanston and its employees are prohibited from giving gifts or entertainment that may appear lavish or excessive if given in connection with Evanston’s business activities, and must obtain the CCO’s pre-clearance (or if the CCO is the provider, from the General Counsel) to give gifts or entertainment in excess of $500 to any current or prospective Fund investor, or individual that Evanston does, or is seeking to do, business with.  To the extent that such Fund investor’s or individual’s family member is also receiving the gift or entertainment, a separate $500 cap would not apply for each family member; rather, the individual and his or her family members would be subject to one $500 cap for that gift or entertainment.

Notwithstanding Evanston’s general policy on giving gifts and/or entertainment set forth in this Section 10(A)(3), special rules apply when giving gifts and/or entertainment to certain persons as set forth below:

(a)
Gifts and Entertainment Given to State and Local Pension Officials – The CCO must pre-clear any gift or entertainment Evanston provides to a state or local pension official (or if the CCO provides the gift or entertainment, by the General Counsel) to ensure that the gift or entertainment does not violate the particular pension plan’s ethical rules.  In certain limited circumstances, if an Evanston employee is unable to obtain pre-clearance for entertainment provided to a state or local pension official, such Evanston employee must report such entertainment to the CCO as soon as possible, and the CCO will seek to assess the implications and determine appropriate measures on a case by case basis.

(b)
Gifts and Entertainment Given to Union Officials – Employees must obtain the CCO’s pre-clearance of any gift or entertainment to a labor union or a union official in excess of $250 per fiscal year (or if the provider of any gift or entertainment is the CCO, by the General Counsel).  After obtaining pre-clearance and providing such gift or entertainment, such gift or entertainment must be reported on U.S. Department of Labor Form LM-10 within 90 days following Evanston’s fiscal year-end.  In certain limited circumstances, if an Evanston employee is unable to obtain pre-clearance for entertainment provided to a labor union or a union official, such Evanston employee must report such entertainment to the CCO as soon as possible, and the CCO will seek to assess the implications and determine appropriate measures on a case by case basis, including any reporting requirements.

(c)
Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from a foreign government’s officers, employees, or other “instrumentality.”  Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government.  In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions.  Civil and criminal penalties for violating the FCPA can be severe.  Accordingly, Evanston employees must contact the CCO or the General Counsel as soon as possible before coming into contact with any representative of a sovereign wealth fund, any other non-U.S. governmental entity, or any foreign government’s officers, employees, or other “instrumentality.”

(d)
Gifts and Entertainment Given to ERISA Plan Fiduciaries – Evanston is prohibited from giving gifts or entertainment that equals or exceeds $250 per year in the aggregate to any ERISA plan fiduciary.  Consequently, employees will obtain the CCO’s pre-clearance (or if the CCO is the provider of any gift or entertainment, from the General Counsel) before providing gifts and entertainment to ERISA plan fiduciaries.

B.	Exclusions from Gifts Policy. The gift receiving and gift giving policies set forth in Section 10(A) above will not apply to any of the following:

1.
Personal gifts, such as a wedding gift or a congratulatory gift for a child’s birth, provided that (a) there is a pre-existing personal or family relationship between the giver and the recipient, and (b) the gift is not given in relation to Evanston’s business activities.

2.	Gifts of de minimis value, such as pens and notepads, and promotional items of nominal value that display a firm’s logo, such as tote bags, t-shirts and umbrellas.
3.	Plaques and other similar solely decorative items that commemorate a business transaction.
4.	Gifts such as holiday baskets or lunches delivered to Evanston’s offices, which are received as a consequence of an investment made by a Fund or are given by Evanston’s or a Fund’s service providers.

C.
Gifts and Entertainment Monitoring.  The CCO will record employees’ provision and receipt of gifts and entertainment according to the policies set forth in this Section 10, and will reflect this information in Evanston’s gifts and entertainment log as described herein.

Employees must consult with the CCO or General Counsel if there is any question about this gifts and entertainment policy.

11.                Charitable Contributions
Evanston encourages its employees to engage in charitable and civic activities, including by providing time and/or financial support to appropriate causes.  Evanston also believes in supporting the goals and values of its clients and Fund investors, as well as the communities in which they live and operate.

Evanston and its employees may donate to charitable causes or other worthy organizations when requested by prospective and current Evanston clients, Fund investors, and other business partners (collectively, “Business Partners”) in certain circumstances as outlined in Evanston’s Charitable Contributions Policy with respect to Business Partners.  However, Evanston strictly prohibits Evanston and its employees from making any contribution in any amount to a Business Partner’s charitable cause, organization or other event if the contribution is intended to influence the Business Partner to hire Evanston or to invest in the Funds.

12.                Political Contributions
The SEC’s “pay-to-play” rules seek to curtail campaign contributions and related payments to elected officials to influence awards of contracts to manage public pension plan assets and similar government investment accounts, or their investment in an investment fund.
Appendix C contains Evanston’s policies and procedures prohibiting Evanston and its Restricted Persons (as defined in Appendix C) from (1) making or soliciting others to make political contributions, and (2) providing anything of value to state or local candidates or officials for purposes of obtaining investments or business from a Government Entity (as defined in Appendix C).  However, Evanston will permit its Restricted Persons to make de minimis political contributions with the CCO’s prior written approval.  Please see Appendix C for more details.
13.               Sanctions
Upon discovering a violation of this Code of Ethics, the CCO, the General Counsel and/or Evanston’s principals and, if appropriate based on the severity of the violations, the Board of Managers (or, for violations by any principal or member of the Board of Managers, the remaining principals and, if appropriate based on the severity of the violations, the Board of Managers) may impose such sanctions as deemed appropriate, including, among other things, a letter of censure or termination of the violator’s employment.
14.               Administration of Code of Ethics.
Evanston will use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics.
15.               Recordkeeping Requirements.
(a)	Evanston will maintain the following records at its principal place of business:

(i)	A copy of each Code of Ethics that is in effect, or at any time within the past five years was in effect, for Evanston in an easily accessible place;
(ii)
A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, in an easily accessible place for at least five years after the fiscal year-end in which the violation occurs;

(iii)
A copy of each report made by an Access Person as required by Section 8(a), for at least five years after the fiscal year-end in which the report is made or the information is provided, the first two years in an easily accessible place; and

(iv)
A record of all persons, currently or within the past five years, who are or were required to make reports under Section 8(a), and who are or were responsible for reviewing these reports, in an easily accessible place.

(b)
Evanston will maintain a record of any decision, and the reasons supporting the decision, to approve an Access Person’s purchase or acquisition of Securities in an Initial Public Offering or in a Limited Offering for at least five years after the fiscal year-end in which the decision was made.

Appendix A
Rule 16a-1(a)(2) under the Exchange Act states that the term “beneficial owner” means, for all relevant purposes, “any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the [issuer’s] equity securities.”  The definition revolves around the term “pecuniary interest,” which is defined in Rule 16a-1(a)(2)(i) to mean “the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.”
Rule 16a-1(a)(2) makes clear that a pecuniary interest may exist indirectly through another person or entity.  That rule and Rule 16a-8 give precise guidance on how to apply the definition to several common indirect ownership situations.
Beneficial ownership of securities includes:
1.	ownership of securities held by an Access Person in his or her name or otherwise;
2.
ownership of securities held for an Access Person’s benefit by others (regardless of whether or how they are registered), such as custodians, brokers, executors, administrators or trustees (if Access Person has both a pecuniary interest and investment control), and securities held for Access Person’s account by pledgees,

3.
securities owned by a partnership in which the Access Person is a general partner, securities owned by any corporation which Access Person should regard as a personal holding corporation, or securities held by a revocable trust for which Access Person is the settlor, and has or shares investment authority.

4.
ownership of securities that are held in another’s name if the Access Person enjoys “benefits substantially equivalent to ownership.”  The SEC has said that although the final determination of beneficial ownership will be based on the particular case’s facts, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse or their minor children.  Absent special circumstances, such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expense which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

5.
ownership of securities held in another’s name, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership.  Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative.  Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

6.
securities held in a spouse’s, minor children’s, or other person’s name, even though the Access Person does not obtain the ownership benefits described in section 5 above from these securities, if he or she can vest or revest title in himself or herself at once or at some future time.

7.
securities that are held by executors or administrators of estates in which an Access Person is a legatee or beneficiary, only if: (a) there is a specific legacy to the Access Person of such securities; (b) the Access Person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or (c) the securities are held in the estate more than a year after the decedent’s death.

Beneficial ownership of securities excludes:
1.	securities held by an Access Person for someone else’s benefit.
2.	securities held by executors or administrators of estates in which an Access Person is a legatee or beneficiary, except as specified in Item 7 above.

A-2

Appendix B
EVANSTON CAPITAL MANAGEMENT, LLC

POLICIES AND PROCEDURES TO DETECT
AND PREVENT INSIDER TRADING
(“POLICY STATEMENT”)

SECTION I.  POLICY STATEMENT ON INSIDER TRADING
A.                  Introduction
This Policy Statement implements procedures to prevent the misuse of material, nonpublic information by employees of Evanston Capital Management, LLC and its subsidiaries (collectively, “Evanston”) in securities transactions.  All references herein to “employees” will include Evanston’s members, officers, employees and Board of Managers.
Trading securities while in possession of material, nonpublic information (“Inside Information”) or improperly communicating that information to others may expose you to stringent penalties.  Criminal sanctions are severe, and may include significant monetary fines and/or imprisonment.  The SEC can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall, and permanently bar you from the securities industry.  Finally, you may be sued by investors seeking to recover damages for insider trading violations.
Regardless of whether a government inquiry occurs, Evanston views seriously any violation of this Policy Statement.  Such violations constitute grounds for disciplinary sanctions, including dismissal.
B.                  Scope of the Policy Statement
This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner.  This Policy Statement applies to securities trading and information handling by all Evanston employees, including spouses, minor children and adult members of their households and any other relative of the Evanston employee on whose behalf the Evanston employee is acting for their own account or the account of any Evanston client.
If any Evanston employee has questions about who this Policy Statement covers, please consult the Chief Compliance Officer.
C.	Self-Reporting
You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Policy Statement has occurred or is about to occur (or the General Counsel if the Chief Compliance Officer is the subject of the alleged violation), whether or not such violation involves you or other Evanston employees.  Failure to do so constitutes grounds for disciplinary sanctions, including dismissal.

D.	Personal Trades

All personal securities trades are subject to Evanston’s Code of Ethics.  However, compliance with the trading restrictions imposed by the Code of Ethics by no means assures full compliance with the prohibition on trading while possessing Inside Information.  No Evanston employee may trade, either personally or on behalf of clients, while he or she has any reason to believe that he or she may possess Inside Information; nor may such Evanston personnel communicate Inside Information to others (except to Evanston employees as necessary to effect the purposes of this Policy Statement).
E.	Directorships and Officerships
All Evanston employees must report any affiliation or business relationship they may have with any issuer of underlying securities to the CCO.
F.                   Manipulative Trading Practices
Section 9(a)(2) of the Exchange Act and Rule 10b-5 thereunder make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the security’s price.
Evanston employees are prohibited from engaging in actual or apparent trading in a security for the purpose of (a) inducing a security’s purchase or sale by others; or (b) causing a security’s price to move up or down.  The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing a security’s supply or demand, or its intrinsic value.
G.                  Inside Information
1.                  What is Inside Information?
To constitute Inside Information, information must be both (a) material and (b) nonpublic.
a.	Materiality
Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities.  No simple “bright line” test exists to determine when information is material;

assessments of materiality involve a highly fact‑specific inquiry.  If the information you have received is or could be a factor in your trading decision, you must assume that such information is material.
b.                   Nonpublic
Information is “public” when it has been disseminated broadly to investors in the marketplace through commonly recognized channels.  Tangible evidence of such dissemination is the best indication that the information is public.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.  If you believe that you have information concerning an issuer which gives you an advantage over other investors, such information is, in all likelihood, non-public.
2.                   Identifying Inside Information
Before executing any trade for yourself, your affiliates or an Evanston client, you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you must take the following steps:
i.	Report the information and proposed trade immediately to the CCO.
ii.	Do not purchase or sell the relevant securities.
iii.	Do not communicate the information outside Evanston or to any colleagues at Evanston other than the CCO or General Counsel.
iv.	After the CCO and General Counsel have reviewed the issue, Evanston will determine whether the information is Inside Information and, if so, what action Evanston should take.
Each employee must follow the steps above or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.
3.                   Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted Rule 14e-3 which expressly forbids trading and “tipping” while in possession of Inside Information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Evanston employees should exercise particular caution any time they believe that they may have become aware of any nonpublic information (regardless of how trivial such information may be) relating to a tender offer.
H.                  Who Is An Insider?
EVANSTON employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information.  Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.
The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.  Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.
In the past, securities laws have been interpreted to prohibit the following activities:
•	Trading by an insider while in possession of material non-public information;
•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
•	Communicating material non-public information to others in breach of a fiduciary duty.
*        *        *
SECTION II.  PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER TRADING

A.	Procedures to Implement Evanston’s Policy Against Insider Trading
The following procedures have been established to aid Evanston’s officers and employees in avoiding insider trading, and to aid Evanston in preventing, detecting and imposing sanctions against insider trading.  Every Evanston officer and employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures, you should consult the CCO.

1.                   Reporting Personal Securities Trading
Employees must comply with Evanston’s Code of Ethics with respect to personal securities trading.
2.                   Adverse Effects of Trading Activities
Evanston employees should understand that if Evanston becomes aware of material, nonpublic information about the issuer of the underlying securities (even if the particular Evanston employee in question does not himself or herself have such knowledge), Evanston will not bear any losses resulting in personal accounts through the implementation of this Policy Statement.
3.                   Restrictions on Disclosures

Evanston employees will not disclose any nonpublic information (whether or not it is material) about Evanston or its securities transactions to any person outside Evanston (unless the CCO authorizes the disclosure).  Inside Information may not be communicated to anyone outside Evanston - such information must be secured.  For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.
4.                   Annual Acknowledgement
Each Evanston employee will annually execute an acknowledgement of this Policy Statement (which will be done via the annual certification that such employee has received and read Evanston’s Code of Ethics).
*        *        *
SECTION III.  SUPERVISORY PROCEDURES
A.                   Supervisory Procedures

The CCO will implement and maintain Evanston’s policy and procedures against insider trading to seek to prevent and detect insider trading.
1.                   Prevention of Insider Trading
To prevent insider trading, the CCO should:
i.	answer questions regarding Evanston’s policy and procedures;
ii.	resolve issues of whether information an Evanston officer or employee receives constitutes Inside Information and, together with Evanston’s General Counsel and members of Evanston’s

Investment Committee, determine what action, if any, should be taken;
iii.	review on a regular basis and update as necessary Evanston’s policy and procedures;
iv.	when it has been determined that an Evanston employee has Inside Information:

1.	implement procedures to prevent dissemination of such information, and

2.	not permit any Evanston employee to execute any transaction in any securities of the issuer in question.

v.
if necessary (such as if Evanston trades directly in securities on behalf of an Evanston client rather than operating “funds of hedge funds”), compile and maintain a Restricted List of securities in which no Evanston employee may trade because Evanston as an entity is deemed to have Inside Information concerning the issuers of such securities and determine when to remove securities from such Restricted List.

2.                   Detection of Insider Trading

To detect insider trading, the CCO should:
i.	periodically spot check confirmations and/or transaction reports filed by employees; and
ii.	promptly investigate all reports of any possible violations of this Policy Statement.

Appendix C

EVANSTON CAPITAL MANAGEMENT, LLC
 POLICY AND PROCEDURES REGARDING POLITICAL CONTRIBUTIONS
(“Political Contributions Policy”)

 I.  INTRODUCTION

SEC Rule 206-4(5) adopted under the Advisers Act addresses “pay-to-play” practices by investment advisers seeking to manage money for state and local governments.  “Pay-to-play” involves making campaign Contributions and related Payments to elected officials in order to influence contract awards to manage public pension or other government assets in an investment fund.

It is Evanston’s policy that neither Evanston nor any of its Restricted Persons may make political Contributions, Solicit (as defined below) others to make political Contributions, or provide anything of value, directly or indirectly, to elected officials to obtain an investment in a Fund or otherwise obtain business from a Government Entity.  For purposes of Rule 206-4(5) and this Appendix C, when Evanston provides investment advisory services to Funds that have Government Entity investors or that solicit any Government Entity, Evanston will be treated as if it was providing or seeking to provide investment advisory services directly to the Government Entity.  Evanston has instituted the following procedures to govern political Contributions by Restricted Persons.  The procedures are designed to avoid even the appearance that a Restricted Person made political Contributions to influence Evanston being hired to provide advisory services to any Government Entity.

Many states may have ethics laws that apply to, among other things, political Contributions, and these laws may have additional requirements that must be met.  Evanston also intends to comply with state law requirements.

II.  DEFINITIONS

Capitalized terms that are not defined in this Section II or elsewhere in this Appendix C will have the meanings assigned to them in Evanston’s Code of Ethics.

(a)
“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

(b)	“Coordinate” in the context of a Contribution means to bundle, pool, or otherwise facilitate the Contributions made by other persons.

(c)
“Covered Associate” means (1) any general partner or managing member of Evanston, or any other individual with a similar status or function (other than as excluded below); (2) any “executive officer,” which is defined to include Evanston’s president, any vice-

president in charge of a principal business unit, division or function, any other officer who performs a policy-making function and any other person who performs similar policy-making functions for Evanston; (3) any Evanston employee who solicits a Government Entity and any person who directly or indirectly supervises any such employee; (4) any member of a Covered Associate’s immediate family sharing a household with such Covered Associate, or (5) any political action committee controlled by Evanston or any of the above persons.  For the avoidance of doubt, the term “Covered Associate” will exclude Non-Evanston Managers.

(d)    “Covered Official” means a state or local candidate or official of a Government Entity, and will be construed to include any state or local political party committee, political committee (such as a PAC), or any other political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code.

Note that a candidate for federal office will only fall within the definition of “Covered Official” if the candidate is, at the time of a Contribution, also a state or local government official (for example, a Governor running for U.S. Senate).  Note also that Contributions to Federal-only PACs that make Contributions to Federal incumbents or candidates for Federal office who do not hold state or local office at such time do not fall within the definition of “Covered Official.”

(e)
“Government Entity” means any state or local government; any agency, authority, or instrumentality of a state or local government; any pool of assets sponsored or established by a state or local government (such as a defined benefit pension plan, separate account or state general fund); any participant-directed government plan (such as 529, 403(b), or 457 plans); and officers, agents, employees (or any agency, authority, or instrumentality) of a state or local government acting in their official capacity.

(f)	“Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

(g)	“Regulated Person” means:
(1)
an SEC-registered investment adviser that has not, and whose Covered Associates have not, within two years of soliciting a Government Entity (a) made a Contribution to an official of that Government Entity, other than Contributions which did not exceed the De Minimis Limit (as defined in Section III.B below); and (b) Coordinated or Solicited any person or political action committee to make (i) any Contribution to a Covered Official of a Government Entity to which the investment adviser is providing or seeking to provide advisory services or (ii) Payment to a political party of a state or locality where the adviser is providing or seeking to provide advisory services to a Government Entity;

(2)
a “broker” or a “dealer” as defined in Sections 3(a)(4) and 3(a)(5), respectively, of the Exchange Act, that is registered with the SEC and is a member of a national securities association registered under Section 15A of the Exchange Act, provided that (a) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political Contributions have been made; and (b) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than Rule 206(4)-5 of the Advisers Act imposes on investment advisers and that such rules are consistent with the objectives of Rule 206(4)-5 of the Advisers Act; and

(3)
a “municipal advisor” registered with the SEC under Section 15B of the Exchange Act and subject to the Municipal Securities Rulemaking Board rules, provided that (a) such rules prohibit municipal advisors from engaging in distribution or solicitation activities if certain political contributions have been made; and (b) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on municipal advisors than Rule 206-4(5) imposes on investment advisers and that such rules are consistent with the objectives of Rule 206-4(5).

(h)
“Restricted Person” means (1) any Covered Associate, (2) any Evanston employee that is not a Covered Associate but that is otherwise an Access Person and (3) any member of such Restricted Person’s immediate family sharing a household with such Restricted Person.

(i)	“Solicit” in the context of a Contribution means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

III.  POLICY AND PROCEDURES

As noted in Section II(d) above, any proposed Contribution or Payment to a state or local political party committee, political committee (such as a PAC), or any other political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code is subject to this Political Contributions Policy, including this Section III.

A.   Prohibition of Non-De Minimis Political Contributions
A Restricted Person may not directly or indirectly make any Contribution to a Covered Official unless made in accordance with Section III.B below.  A Contribution would include, for example, expenses incurred in organizing a fundraiser.  Depending on the facts and circumstances, this may include providing certain of Evanston’s resources or facilities, such as the use of conference rooms or other office facilities, equipment or supplies or hosting an event for the official or candidate (each generally an “Evanston Resource”).  Accordingly, use of any Evanston Resource for the benefit of any official or candidate is strictly prohibited.

If you have any questions about whether a Contribution requires prior approval or whether a payment or expenditure constitutes a “Contribution,” please contact the CCO.

B.     Approval Required for De Minimis Political Contributions
A Restricted Person that is an individual may, with the CCO’s prior written approval (or if the CCO seeks to make the Contribution, the General Counsel’s prior written approval), make a Contribution that does not exceed (1) $350 per election to a Covered Official that the

Restricted Person was eligible to vote for at the time of the Contribution, and (2) $150 per election to a Restricted Person for any other election (the “De Minimis Limit”).  Primary and general elections are considered separate elections.

C.     Prohibition of the Coordination or Solicitation of Contributions or the “Bundling” of  Contributions
No Restricted Person may Coordinate, or Solicit any person or political action committee to make, Contributions or “bundle” Contributions to a Covered Official of a Government Entity to which Evanston is providing or seeking to provide investment advisory services, nor may any Restricted Person Coordinate, or Solicit any person or political action committee to make, Payments to a political party in any state or locality from which Evanston is providing or seeking to provide investment advisory services to a Government Entity.  Before Coordinating or Soliciting any Contributions or Payments as described here, Restricted Persons must contact the CCO to determine whether Evanston is seeking to do business with the Covered Officials or political parties the Restricted Person seeks to support, and are therefore prohibited.

D.     Approval Required for Hiring of Placement Agents
The CCO must pre-approve in writing any placement agent or other third party that Evanston hires to solicit Government Entities (including Government Entity investors in a Fund) to ensure compliance with the ban on unregulated placement agents.  The CCO will also confirm that any Placement Agent is a Regulated Person.

IV.  REPORTING OF CONTRIBUTIONS

Restricted Persons requesting to make any Contribution or Payment in accordance with the De Minimis Limit will complete a pre-clearance form that includes the following information: (i) the name of the Restricted Person contributor, (ii) the name and title (as applicable) of each recipient of a Contribution or Payment, and (iii) the amount and date of each Contribution or Payment.  Approved Contributions or Payments must be made within five (5) days of obtaining the CCO’s written approval.

Restricted Persons will also complete a political contribution certification on a quarterly basis. Any Contribution or Payment made during such quarter will be reported by providing the name of each recipient, the date the Contribution or Payment was made, and the dollar amount.

All newly-hired Restricted Persons must, prior to commencing work with Evanston, disclose to the CCO any Contribution the Restricted Person has made to a Covered Official in the two years immediately prior to the Restricted Person’s date of hire.

V.  BOOKS AND RECORDS

The CCO will obtain certifications from each Restricted Person at the following times: (1) as of the offer date (2) as of their first day of employment (as deemed necessary), and (3) on a quarterly basis thereafter.  The certifications will address any political Contributions to any Covered Official of a Government Entity and/or any Payments to a political party of a state or political subdivision thereof, or to a political action committee, made by a Restricted Person.

The CCO or her delegate is responsible for maintaining a separate list, or other record, of:

(i)	Each Restricted Person’s name, title, and business and residence addresses;

(ii)
the Government Entity investors in the Funds, or Government Entity managed account holders, if any, as well as of any Government Entity that was an investor in the Funds or to which Evanston provided advisory services during the preceding five calendar years.

(iii)
Evanston’s and any Restricted Person’s direct or indirect Contributions to any Covered Official, and direct or indirect Payments to any state or local political party or political subdivision of a state, and to any political action committee.  Evanston will record such Contributions and Payments in chronological order and indicate: (i) the name and title of each contributor, (ii) the name and title (including any city/county/state or other political subdivision) of each recipient of a Contribution or Payment, the amount and date of each Contribution or Payment, and whether any such Contribution or Payment was subject to the exception for certain returned Contributions pursuant to SEC Rule § 206(4)-5(b)(2); and

(iv)
the name and business address of each Regulated Person to whom Evanston provides or agrees to provide, directly or indirectly, Payment to solicit a Government Entity for investment advisory services on its behalf.

 Attention: Chief Compliance Officer

Re:            Acknowledgment of Receipt of the Code of Ethics of Evanston Capital Management, LLC
I acknowledge that I have received the Code of Ethics (the “Code”) attached hereto of Evanston Capital Management, LLC and its subsidiaries (collectively, “Evanston”).  In accordance with Rule 204A-1 of the Investment Advisers Act of 1940, I understand that I am required, among other things, to notify Evanston on a quarterly basis of any and all Reportable Securities transactions in which I have direct or indirect beneficial ownership (subject to exceptions listed in the Code) with or through any U.S. or non-U.S. brokerage firm, bank, investment adviser or other financial institution if I am an Access Person.  Furthermore, if I am an Access Person, I must report annually all Reportable Securities and accounts held (subject to exceptions listed in the Code) by February 14 of each year (or within 10 days of becoming an Access Person for all new employees).
I also understand that as a Restricted Person, I am prohibited from making, or soliciting others to make, political contributions and from providing anything of value to state or local candidates or officials to obtain investments or business from a government entity. However, all Restricted Persons are permitted to make de minimis political contributions as detailed in the Policy and Procedures Regarding Political Contributions with the Chief Compliance Officer’s prior written approval. Each Access Person must also provide a political contribution certification on a quarterly basis. Furthermore, I acknowledge that, if I am an Access Person, I must report to Evanston’s Chief Compliance Officer or General Counsel all gifts that I receive regardless of amount (unless the exclusion in Section 10.B of the Code applies), and pre-clear any entertainment I expect to receive in excess of $250 per attendee.  Finally, if I am an Access Person, I also will adhere to Evanston’s gift and entertainment giving policies outlined in Section 10 of this Code.
Before making this acknowledgment, I certify that I read the Code and I understand its contents.  I agree to adhere to all policies as set forth in the Code and to not knowingly violate any applicable federal securities laws, rules or regulations of the Securities and Exchange Commission or other regulatory entities.  Furthermore, I understand that my employment with Evanston could be subject to review and possible termination upon violation of any of these rules.

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